Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 21, 2023
Registration Statement Nos. 333-258040 and
333-258040-06

**Full Pricing Details** $1.578BN Ford Credit Auto Owner Trust 2023-B (FORDO 2023-B)

Active Bookrunners: Citi(str.), Credit Agricole, Lloyds
Passive Bookrunners: J.P. Morgan, Wells Fargo
Co-Managers: UniCredit, US Bank
Active D&I Co-Managers: Castle Oak, Roberts & Ryan

Capital Structure:

CL OFF	AMT (MM)	WAL	P. WIN	F/S	E. FINAL	L. FINAL	BENCH	SPRD	YLD	CPN	PX
A-1	350.000	0.29	1-7	F1+/A-1+	01/15/24	07/15/24	I-Curve	+19	5.517	5.517	100.00000
A-2A	350.000	1.15	7-22	AAA/AAA	04/15/25	06/15/26	I-Curve	+49	5.645	5.570	99.98951
A-2B	250.000	1.15	7-22	AAA/AAA	04/15/25	06/15/26	SOFR30A	+49	SOFR+49bps		100.00000
A-3	479.000	2.51	22-42	AAA/AAA	12/15/26	05/15/28	I-Curve	+80	5.288	5.230	99.99865
A-4	71.000	3.60	42-44	AAA/AAA	02/15/27	02/15/29	I-Curve	+93	5.120	5.060	99.97975
B	47.330	3.64	44-44	AA+/AA+	02/15/27	03/15/29	I-Curve	+145	5.633	5.560	99.97394
C	31.610	3.64	44-44	A+/A+	02/15/27	12/15/30	I-Curve	+160	5.783	5.710	99.98541

-Deal Summary-
Deal Size	: $1.578bn
Settle	: 6/26/2023
First Pay Date	: 7/17/2023
Offering Format	: Public
ERISA	: Yes
Exp. Ratings	: Fitch / S&P
Pricing Speed	: 1.3% ABS to 10% Clean Up Call
Min Denoms	: $1k x $1k
BBG Ticker	: FORDO 2023-B
B&D	: DTC, Euroclear, Clearstream

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.